Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Cellyan Biotechnology Co., Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value US$0.001 per share	(1)	Other	817,499	$0.4196	$343,022.58	0.0001381	$47.37

Total Offering Amounts:						$343,022.58		47.37
Total Fee Offsets:								0.00
Net Fee Due:								$47.37

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Offering Note(s)

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates includes an indeterminate number of additional Class A ordinary shares, options or rights attribute to these registered shares which become issuable under the Hong Kong Pharma Digital Technology Holdings Limited 2025 Equity Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Class A ordinary shares.

Represents 817,499 Class A ordinary shares, par value US$0.001 per share, registered hereby issuable pursuant to the Plan.

Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Class A ordinary shares as reported on the Nasdaq Capital Market on August 12, 2026, which were $0.42 and $0.4138, respectively.